Exhibit 99.1
News Release

                                                                                                                                          Investor Contact:
                                                                                                                                          Joan Bates
jbates@devry.com
(630) 574-1949

                                                                                                                                          Media Contact:
Michelle Yokoyama
myokoyama@sardverb.com
(312) 895-4701

DEVRY INC. COMPLETES ACQUISITION OF U.S. EDUCATION

OAKBROOK TERRACE, Ill. – September 18, 2008 – DeVry Inc. (NYSE:DV), a global provider of educational services, announced today that it has completed its acquisition of U.S. Education, the parent organization of Apollo College and Western Career College, for $290 million in cash.
“We are pleased to welcome U.S. Education to DeVry Inc. and to continue to grow our healthcare curriculum,” Daniel Hamburger, DeVry Inc. president and CEO, said about the acquisition. “The addition of Apollo College and Western Career College provides us with a strong platform to help prepare more high-qualified healthcare professionals to satisfy the robust demand in this industry.”
Apollo College and Western Career College prepare students for careers in healthcare through certificate and associate degree programs in such rapidly growing fields as nursing, ultrasound and radiography technology, surgical technology, veterinary technology, pharmacy technology, dental hygiene, and medical and dental assisting. The two colleges operate 17 campus locations in the western United States and currently serve more than 8,700 students and have more than 65,000 alumni.
Apollo College and Western Career College join Ross University’s medical and veterinary schools and Chamberlain College of Nursing as part of DeVry’s Medical and Healthcare segment.

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DeVry Inc. Completes Acquisition of U.S. Education

Terms of the Transaction
Under the terms of the agreement, DeVry purchased U.S. Education for $290 million in cash, subject to customary purchase price adjustments. DeVry has financed the acquisition utilizing approximately $124 million of internal cash resources, $120 million of debt from its existing credit facilities and approximately $46 million of debt secured by its auction rate securities.
As a further enhancement to DeVry’s financing package, it has arranged uncommitted lines of credit with Bank of America, N.A. and The Northern Trust Company, each in the amount of $15 million, providing an additional $30 million in short-term liquidity for future working capital needs.

About DeVry Inc.

DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing, U.S. Education and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. U.S. Education’s programs, offered through Apollo College and Western Career College, prepare students for careers in healthcare through certificate and associate degree programs. Becker Professional Review, which includes Becker
CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2008 and filed with the Securities and Exchange Commission on August 27, 2008.

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